Exhibit 99.2

Pro Forma Revenue, Net Income and Adjusted EBITDA

	Twelve Months Ended September 30, 2006
	Historical				Adjustments
(Dollars in Thousands)	CRC		Aspen		CRC		Aspen		Pro Forma Adjusted Total
	(unaudited)		(unaudited)		(unaudited)		(unaudited)		(unaudited)
Net revenue.......................................................	$244,029	(1)	$143,175	(1)	$23,878	(2)	$907	(2)	$411,989
Net income (loss) from continuing operations..	$(30,949	)(1)	$7,870	(1)	—		—		$(23,079)
Adjusted EBITDA (3).......................................									$101,079

(1) In order to facilitate comparisons with twelve-month operating results, the Company has presented certain “twelve months ended September 30, 2006” operating results, a presentation not made in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. For the Company and Aspen, operating results for the twelve months ended September 30, 2006 are presented as the mathematical addition of operating results for the three months ended December 31, 2005 and the nine months ended September 30, 2006. For the Company, its operating results for the nine months ended September 30, 2006 are presented as the mathematical addition of its operating results for the one month ended January 31, 2006 and its operating results for the eight months ended September 30, 2006. This approach is not consistent with U.S. GAAP and may yield results that are not strictly comparable on a period-to-period basis primarily due to the impact of purchase accounting entries recorded as a result of the acquisition of the Company by investment funds managed by Bain Capital Partners, LLC in the first quarter of 2006. However, the Company’s management believes that it is the most meaningful way to present the Company’s results of operations for the nine months ended September 30, 2006. Operating results for the twelve months ended September 30, 2006 are derived from the following, presented in accordance with U.S. GAAP:

(Dollars in Thousands)	Three Months Ended December 31, 2005	One Month Ended January 31, 2006	Eight Months Ended September 30, 2006	Nine Months Ended September 30, 2006	Twelve Months Ended September 30, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
CRC:
Net revenue...............................................	$57,945	$19,850	$166,234	$186,084	$244,029
Net income (loss) from continuing operations..............................................	$4,853	$(38,993)	$3,191	$(35,802)	$(30,949)

Aspen:
Net revenue...............................................	$31,174			$112,001	$143,175
Net income (loss) from continuing operations.............................................	$(370)			$8,240	$7,870

(2) Reflects pro forma revenue for acquisitions during the twelve months ended September 30, 2006, as if such acquisitions had occurred on October 1, 2005, and unrecognized profit on deferred revenue.

(3) Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP. The Company’s use of the term Adjusted EBITDA may differ from other companies in its industry and these measures should not be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP. Adjusted EBITDA is being provided to the potential additional lenders under the Company’s senior secured term loan, as proposed to be amended and restated in connection with its acquisition of Aspen. Adjusted EBITDA as presented herein contains similar adjustments that are taken into account in the calculation of “EBITDA,” used in connection with various covenants in the indenture governing the Company’s senior subordinated notes, and “Consolidated EBITDA,” used in components of various covenants in the Company’s senior secured credit facility, as well as certain other adjustments included in the lender presentation regarding the senior secured term loan, as proposed to be amended.

EBITDA from continuing operations and Adjusted EBITDA are reconciled from net income from continuing operations determined under U.S. GAAP as follows:

Unaudited Pro Forma Adjusted EBITDA for the Twelve Months Ended September 30, 2006

(Dollars in Thousands)

	CRC Twelve Months Ended September 30, 2006	Aspen Twelve Months Ended September 30, 2006	Pro Forma Twelve Months Ended September 30, 2006
	(unaudited)	(unaudited)	(unaudited)
Statement of operations data:
Net income (loss) from continuing operations	$(30,949)	$7,870	$(23,079)
Interest expense—net	36,657	3,276	39,933
Other financing costs	10,655	—	10,655
Income tax expense (benefits)	(6,293)	4,964	(1,329)
Depreciation and amortization	7,769	4,860	12,629
Pro forma sale leaseback rent expense	—	(397)	(397)
Pro forma management fee to our Sponsor	(394)	—	(394)

EBITDA	$17,445	$20,573	$38,018

Adjustments to EBITDA:
CRC adjustments
Expenses incurred related to the Bain Transaction	45,375	—	45,375
Expense related to forgiveness of loan to Chief Executive Officer	205	—	205
Unrecognized profit on deferred revenue	1,474	—	1,474
Stock-based compensation	2,586	—	2,586
Gain on interest rate swap	(493)	—	(493)
Loss (gain) on fixed asset disposals	(18)	—	(18)
Management fee to our Sponsor	1,883	—	1,883
Write-off of cancelled acquisitions expenses	15	—	15
Cash rent adjustment (a)	377	—	377
Pre-acquisition Adjusted EBITDA from 2006 acquisitions	5,070	—	5,070

Aspen adjustments
Profit in minority interests (no dividends paid)	—	705	705
Pre-acquisition Adjusted EBITDA from 2005 acquisitions	—	200	200
Stock-based compensation	—	215	215
IPO consulting costs	—	436	436
Acquisition related costs	—	297	297
Cash rent adjustment (a)	—	260	260
Loss (gain) on fixed asset disposals	—	419	419
Loss on extinguishment of debt	—	128	128
Other (income)/expense	—	9	9

Synergies	—	2,000	2,000

Adjusted EBITDA per CRC’s Proposed Amended and Restated Credit Agreement	$73,919	$25,242	$99,161

Additional adjustments for lender presentation
Aspen start-up losses	—	1,644	1,644
Aspen bonus expense	—	274	274

Adjusted EBITDA Presented Herein	$73,919	$27,160	$101,079

(a)	Adjustment proposed to be included in amended and restated senior secured credit facility.